AS FILED: DECEMBER 21, 1998                             SEC FILE NO.



                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                       REGISTRATION STATEMENT ON FORM S-3
                        UNDER THE SECURITIES ACT OF 1933

                              FORELAND CORPORATION

            (Exact Name of Registrant as Specified in its Charter)

               NEVADA                                  87-0422812
    -----------------------------                 -------------------
   (State or other jurisdiction of                  (I.R.S. Employer
   incorporation or organization)                 Identification No.)

 143 UNION BOULEVARD, SUITE 210, LAKEWOOD, COLORADO  80228-2019  (303) 988-3122
 -------------------------------------------------------------------------------
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

N. THOMAS STEELE, 143 UNION BOULEVARD, SUITE 210, LAKEWOOD, COLORADO  80228-2019
                                 (303) 988-3122
  -----------------------------------------------------------------------------
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                    COPY TO:

                                 James R. Kruse
                         KRUSE, LANDA & MAYCOCK, L.L.C.
                         50 West Broadway, Eighth Floor
                          Salt Lake City, Utah  84101
                           Telephone:  (801) 531-7090
                          Telecopy:    (801) 531-7091
                           e-mail: jkruse@klmlaw.com

      APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this registration statement.

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act
of 1933, check the following box.   x

      If the registrant elects to deliver its latest annual report to security holders, or a complete and legible facsimile thereof, pursuant to Item 11(a)(1) of this Form, check the following box.

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities act registration statement number of the earlier effective registration statement for the same offering.

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.

                        CALCULATION OF REGISTRATION FEE
                   --------------------------------------------

  TITLE OF EACH    AMOUNT TO BE    PROPOSED    PROPOSED MAXIMUM   AMOUNT OF
     CLASS OF       REGISTERED      MAXIMUM        AGGREGATE     REGISTRATION
 SECURITIES TO BE               OFFERING PRICE OFFERING PRICE(1)     FEE
    REGISTERED                    PER UNIT(1)
-----------------  -----------  -------------- ----------------  -------------
Common Stock(2)    4,426,252        $1.25        $5,532,815        $1,107
Purchase Rights(3)


(1)Bona fide estimate of maximum offering price solely for the purpose of calculating the registration fee. The offering price for the common stock being sold by selling stockholders is based on the average of the high and low price reported on the Nasdaq SmallCapSM Market for the Registrant's Common Stock on December 15, 1998 (rule 457(c)).
(2)Consists of shares held by or issuable to Selling Stockholders and shares to be held following the conversion of preferred stock and exercise of Common Stock purchase warrants. Pursuant to rule 416, there are also being registered such additional securities as may become issuable as a result of the antidilution provisions.
(3)Preferred Stock Purchase Rights are evidenced by certificates for shares of the Common Stock and automatically trade with the Common Stock. Value attributable to such Preferred Stock Purchase Rights, if any, is reflected in the market price of the Common Stock.

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

                 PRELIMINARY PROSPECTUS DATED DECEMBER 21, 1998

     THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.






                              FORELAND CORPORATION

                             SHARES OF COMMON STOCK

     Foreland Corporation ("Foreland") produces and explores for oil in Nevada and, since August 1998, refines, processes, transports, and markets crude oil and hydrocarbon products. Foreland previously issued to the Selling Stockholders identified in this prospectus shares of Foreland common stock ("Common Stock"), warrants to purchase Common Stock, or preferred stock convertible into Common Stock. Under Foreland's agreements with the Selling Stockholders, Foreland is registering the resale of such Common Stock under this prospectus.

     The Selling Stockholders may publicly offer and sell from time to time Common Stock using this prospectus in transactions

     - on the Nasdaq SmallCap Market or otherwise.
     - at market prices, which may vary during the offering period, or at
     - negotiated prices.
     - in ordinary brokerage transactions, in block transactions, in privately negotiated transactions, or otherwise.

     If the Selling Stockholders sell the shares through brokers, they expect to pay customary brokerage commissions and charges. A Selling Stockholder must deliver this prospectus at or prior to selling the Common Stock, unless the Selling Stockholder is relying on Rule 144 or another exemption from the registration requirements in connection with a particular transaction.

     Foreland will not receive the proceeds from the sale of the shares, but has agreed to pay certain legal, accounting, printing, and other expenses related to the registration of the sale of the shares. The Selling Stockholders must pay any selling commissions or other fees and expenses directly related to any particular transaction.

                      Nasdaq SmallCap Market Symbol "FORL."
       Closing Nasdaq sales price on  December 15, 1998, $1.25 per share.

     See "Risk Factors" beginning on page 11 of this prospectus for a discussion of the risks that an investor should consider before investing in the Common Stock.


     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED ON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                     Prospectus Dated December [   ], 1998

                             AVAILABLE INFORMATION

     Foreland has filed a registration statement on Form S-3 (together with all amendments and exhibits, the "Registration Statement") with the Securities and Exchange Commission (the "Commission") to register the shares of Common Stock offered by the Selling Stockholders under the Securities Act of 1933, as amended (the "Securities Act"). This prospectus, which is a part of the Registration Statement, does not contain certain information set forth in the Registration Statement because Commission rules permit such omission. Statements made in this prospectus as to the content of any contract, agreement or other document are not necessarily complete. Some contracts, agreements, or other documents are filed or incorporated by reference as an exhibit to the Registration Statement or to a document incorporated by reference in this prospectus. In those cases, investors should refer to such exhibits for more complete descriptions.

     Foreland files reports, proxy and information statements and other information with the Commission. The public may read and copy at prescribed rates any materials Foreland files with the Commission, including the Registration Statement and the exhibits thereto, at the Commission's offices at:

Public Reference Room    Citicorp Center          Seven World Trade Center
450 Fifth Street, N.W.   500 West Madison Street  New York, New York 10048
Washington, D.C. 20549   Chicago, Illinois 60661

For information, telephone the Commission's Public Reference Room at 1-800-SEC-0330.

The Commission Internet site at http://www.sec.gov contains materials Foreland files with the Commission in electronic versions through the Commission's Electronic Data Gathering, Analysis and Retrieval system (EDGAR).

Public information is also available at:     The Nasdaq Stock Market
                                             1735 K Street, N.W.
                                             Washington, D.C. 20006.


                     INFORMATION INCORPORATED BY REFERENCE

     The Commission allows Foreland to "incorporate by reference" information Foreland files with the Commission, which means that Foreland can disclose important information to people by referring them to other documents that Foreland files with the Commission. The information incorporated by reference is considered to be part of this prospectus. Later information that Foreland files with the Commission will automatically update and supersede the information in this prospectus. Foreland has filed the following documents with the Commission (File No. 0-14096) pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and is incorporating those documents by reference in this prospectus.

     (1) Annual Report on Form 10-K for the year ended December 31, 1997 ("1997 Form 10-K");

     (2) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998, and September 30, 1998 (as amended on Forms 10-Q/A filed December 2, 1998, and December 21, 1998);

     (3) Current Reports on Form 8-K filed with the Commission dated July 8, 1998, July 13, 1998, July 30, 1998, August 12, 1998 (as amended on Form 8-K/A filed October 14, 1998), and October 26, 1998;

     (4) The description of the Common Stock contained in Foreland's registration statement on Form 8-A, file no. 0-14096, as declared effective February 18, 1986.

     All documents Foreland files with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of the shares by the Selling Stockholders will be deemed to be incorporated by reference in this prospectus from the date of filing of those documents. Any statement that is contained in a document that is incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in another document that is filed after the first document and that is incorporated or deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement that is so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this prospectus. When this document refers to this prospectus, it includes the information incorporated by reference as well as subsequent prospectus supplements.

     Foreland will provide at no cost to each person to whom this prospectus is delivered, upon written or oral request of that person, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus (not including exhibits to that information unless those exhibits are specifically incorporated by reference in that information). Investors should direct requests to Foreland Corporation, 143 Union Boulevard, Suite 210, Lakewood, Colorado 80228-2019, Attention: Don Treece, Secretary, Telephone: (303) 988-3122.

     No person is authorized in connection with this offering to give any information or make any representation not contained in this prospectus. If given or made, such information or representation must not be relied upon as having been authorized by Foreland. Neither the delivery of this prospectus nor any offer or sale made hereunder shall under any circumstances create any implication that the information contained herein is correct as of any time subsequent to the date hereof. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction to any person to whom it would be unlawful to make such an offer or solicitation in such jurisdiction.

                   SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

     This prospectus and all Foreland disclosures, including periodic reports filed with the Commission, contain, or will contain, "forward- looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Foreland intends the forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act. When used in this prospectus, the words "believe," "may," "will," "should," "expect," "anticipate," "continue," "estimate," "project," "intend" and similar words and expressions are generally intended to identify forward-looking statements. Statements that describe Foreland's future strategic plans, goals or objectives are also forward-looking statements.

Readers of this prospectus are cautioned that:
  * any forward-looking statements, including those regarding Foreland or its management's intent, belief or current expectations, are not guarantees of future performance or results or events and involve risks and uncertainties, such as:
     - quarterly fluctuations in operating results,
     - the successful integration of the newly acquired refining and transportation assets and operations with the existing exploration and production operations of Foreland,
     - the construction and operation of the asphalt processing facility,
     - the availability of feedstock for refining,
     - the prices of oil and the sales prices of finished goods,
     - achievement of operating goals, and
     - unanticipated changes in expenses or capital expenditures, and
  * actual results and events may differ materially from those in the forward-looking statements as a result of various factors, including:
     - general economic conditions in the markets in which Foreland operates,
     - competitive pressures within the industry and/or the markets in which Foreland operates,
     - the effect of future legislation or regulatory changes on Foreland's operations, and
     - other factors described in "Risk Factors" contained in this prospectus or any prospectus supplement.

The forward-looking statements included in this prospectus are made only as of the date of this prospectus. Foreland is not obligated to update such forward-looking statements to reflect subsequent events or circumstances.

                            NO PROCEEDS TO FORELAND

     Foreland will not receive any proceeds from the Selling Stockholders' sales of Common Stock. The Selling Stockholders will receive all proceeds from the sale of the shares. Foreland will receive proceeds from the exercise of the warrants held by Energy Income Fund prior to the resale of the Common Stock issuable on such exercise.

     In connection with this offering, Foreland estimates that it will incur costs of approximately $23,000 for legal, accounting, printing, and other costs
related to the registration and sale of the Common Stock.   At the time of the
sale, Selling Stockholders and the broker-dealer handling the sale will negotiate any commissions or discounts payable in connection with the sale. Such commissions or discounts may vary depending on the broker-dealers' commission or mark up schedule, the size of the transaction, and other factors. (See "PLAN OF DISTRIBUTION" below.)

                          ADJUSTMENTS FOR STOCK SPLIT

     All share and per share data in this Prospectus have been adjusted to reflect a 3-for-1 reverse stock split of the Common Stock effective on June 15, 1996.

                            SUMMARY AND INTRODUCTION

     The following summary highlights information contained elsewhere in this prospectus. It is not complete and may not contain all of the information that investors should consider before buying Common Stock. The following summary is qualified in its entirety by the more detailed information, including the financial statements and notes thereto, appearing elsewhere in this Prospectus or incorporated by reference.

     Unless otherwise indicated, all information herein relating to oil and gas reserves has been calculated in accordance with the rules and regulations of the Securities and Exchange Commission (the "Commission").

     EACH PROSPECTIVE INVESTOR IS URGED TO READ THIS PROSPECTUS IN ITS ENTIRETY, PARTICULARLY THE MATTERS SET FORTH UNDER "RISK FACTORS."

                            AN OVERVIEW OF FORELAND

      Since its organization in June 1985, Foreland has principally explored for oil in the Great Basin and Range of Nevada (the "Great Basin"). Foreland purchased interests in the Eagle Springs field in Railroad Valley, Nevada, in phases in 1993, 1994, and 1998. In 1996, Foreland discovered the new Ghost Ranch field in the Eagle Springs area. The Eagle Springs and Ghost Ranch fields are Foreland's principal producing properties.

      In August 1998, Foreland acquired certain crude oil refining and related transportation assets. As a result, Foreland is becoming an integrated exploration, production, and processing company. Foreland believes that it will improve its financial return by processing the oil it produces and selling refined products.

Exploration Activities

      Management believes that the Great Basin is a promising underexplored onshore domestic area with potential for the discovery of major oil reserves. Foreland uses modern scientific techniques, particularly 3D seismic, to generate exploration prospects, expand and improve Foreland's strategic land position, and establish arrangements with other oil exploration firms active in Nevada to obtain additional scientific data, leases, and funding.

      Foreland supplemented its exploration efforts in 1993 and 1994 by acquiring property interests in Railroad Valley, Nevada, including the Eagle Springs field. Subsequently, on the Eagles Springs field, Foreland reworked and returned to production eleven acquired wells, drilled a water injection well, drilled and placed into production nine wells, replaced and improved surface equipment, conducted a 3D seismic evaluation program, and implemented an enhanced oil recovery ("EOR") program using high pressure air injection. During 1996, Foreland discovered the Ghost Ranch field approximately one-half mile south of the Eagle Springs field in a different formation and geological structure. In the Ghost Ranch field, Foreland has drilled and placed into production three wells and plugged and abandoned one well that was uneconomic. Much of the development work in the two fields was conducted by Foreland as operator with an industry partner providing a portion of the required funds. Effective August 1, 1996, Foreland acquired the partner's interest in the Eagle Springs field and, effective December 31, 1997, Foreland acquired the partner's interest in the Ghost Ranch field. From time to time, Foreland has acquired additional acreage near or adjacent to its producing properties.

      To date during 1998, in addition to its activities in Eagle Springs and Ghost Ranch, Foreland has
     - drilled and placed into production one well in the Sand Dune prospect;
     - entered into a joint venture with Conley P. Smith Operating Company for exploration in Cave Valley, Nevada, for a 33% interest, and under such joint venture drilled one exploration test, the Flat Top 27-15, which was plugged and abandoned;
     - entered into an agreement with McMurry Oil Company to participate in Foreland's Dixie Flats prospect for a 50% interest, and under such agreement drilled the initial test well, which was plugged and abandoned; and
     - drilled and tested North Pine Creek 1-6 exploratory well, subsequently plugged and abandoned.

      Management anticipates that it will take several years to explore fully the Great Basin target areas that have been identified by Foreland, as is the case in many frontier areas of exploration. In such a long-term exploration effort, the results of early exploration serve as a guide for identifying new prospects. Therefore, management believes it is important to continually identify new prospect concepts and areas for possible future exploration while advancing existing prospects to the drilling stage. Foreland continues to increase and improve its geological and geophysical expertise respecting the Great Basin through its own drilling and field exploration efforts and by obtaining data from third parties as part of joint exploration, property acquisition, or data sharing. In addition, Foreland continually reanalyzes existing information as additional drilling data is gathered and as new computer modeling and other analytical tools become available to the industry. This has enabled Foreland to increase substantially its understanding of the geology, location, potential, and other characteristics of exploration prospects in Nevada. Foreland has benefited from capital provided by oil industry participants for drilling and other exploration of certain oil prospects through joint arrangements typical in the oil industry.

      As part of its exploration and development program, and subject to availability of funding, Foreland will continue to
     - explore and develop the Great Basin;
     - acquire 3D seismic data and reanalysis of existing 2D seismic data;
     - evaluate data to identify additional exploration targets and expand its leaseholdings where warranted; and
     - seek additional exploration arrangements with other industry participants.

Refining and Transportation

      On December 31, 1997, Foreland obtained an option to purchase certain Nevada-based oil refining and transportation assets and operations from Petro Source Corporation, an independent crude oil processing, transportation, and trading firm based in Houston, Texas ("Petro Source"). Foreland paid $520,000 for the option by issuing 130,000 shares of Common Stock.

      Foreland subsequently exercised the option and, on August 12, 1998, completed the purchase of the refining and transportation assets. These assets include the Eagle Springs Nevada refinery, which manufactures asphalt and ancillary products from crude oil produced by Foreland and other Nevada operators, a processing facility in Tonopah, Nevada, and trucks and related equipment to gather crude oil and distribute products. To complete the acquisition, Foreland paid $5,000,000 in cash and $2,676,322 in Common Stock and issued 100,000 additional shares of Common Stock. Foreland is required to issue additional shares to Petro Source in certain circumstances. Foreland is now integrating the operation of the refining and transportation assets with its oil production in Nevada and selling finished asphalt and other hydrocarbon products. Foreland is constructing an asphalt roofing facility in Utah to further its marketing of and increase margins from asphalt products sales.

     Foreland now processes crude oil at its Eagle Springs atmospheric and vacuum distillation plant into asphalt, fuels, and solvents. At its Tonopah specialty fractionation plant, Foreland processes transmix and other feedstock into gasoline, diesel, and other specialty products. The refineries have a combined rated capacity of approximately 12,000 barrels of feedstock per day, but currently refine approximately 2,300 barrels of feedstock per day. Foreland processes the crude oil it produces as well as all oil produced by others in Nevada. Foreland sells finished products in bulk sales to government, mining, and paving industry customers in five Western states and unfinished products to other West Coast and Rocky Mountain refiners. The transportation assets and operations acquired consist of approximately 24 truck tractors and 80 bulk crude oil gathering and finished goods delivery tank trailers with lease operators and related maintenance and operating facilities. Foreland now employs about 60 employees who previously worked for Petro Source in refinery and transportation management and operations.

     The original option and purchase agreement to acquire the assets and operations was negotiated in December 1997 based on throughput of 1,300 barrels of crude oil per day. In anticipation of exercising its option and significantly improving operating results, Foreland increased the refinery throughput by 1,000 barrels per day by adding production from its own wells and securing other Nevada production. Foreland now processes all of the crude oil produced in Nevada. Foreland's long-term success in operating its refinery will depend on the establishment by Foreland and others of additional oil production in Nevada. Foreland will attempt to increase daily refinery throughput by development and exploration drilling, EOR projects, acquisitions, and refinery feedstock purchase contracts. Foreland expects that refinery gross margins will likely decline as throughput increases and a broader range and volume of lower margin products are sold.

Funding and Financial Condition

     Through 1996, Foreland funded its exploration program principally from the sale of common and preferred stock. In November 1996, Foreland established a bank credit facility to borrow money for certain proposed activities. Foreland has now repaid this bank loan. In early 1998, Foreland arranged to borrow up to $16.9 million from Energy Income Fund, L.P. ("Energy Income Fund") to implement and continue the EOR program and development drilling in the Eagle Springs field, acquire 3D seismic, drill 3D defined exploration targets, acquire producing properties and retire existing debt. This borrowing arrangement was subsequently revised to draw $5,000,000 to fund the purchase of the refinery and transportation assets from Petro Source and to enable Foreland to draw additional funds for refinery working capital and revised enhanced oil recovery, development, and other corporate expenditures. As of September 30, 1998, Foreland had borrowed $12,375,279 from Energy Income Fund. In connection with the Energy Income Fund financing, Foreland granted Energy Income Fund warrants to purchase an aggregate of 1,500,000 shares of Common Stock at $6.00 per share and sold for $2,000,000 in cash 2,000 shares of 1998 Series Preferred Stock convertible into an aggregate of 333,333 shares of Common Stock.

     Pursuant to the terms of the financing arrangement, Foreland was required to make payments of interest only through November 1998, after which payments of principal and interest required to amortize the indebtedness generally over a 48-month period were to commence. Prior to such payment date, Foreland recognized that it had insufficient cash to make these payments and would be unable to meet certain financial ratios and covenants under the loan.
Therefore, Foreland began seeking to renegotiate the terms of the Energy Income Fund loan. On October 4, 1998, Energy Income Fund agreed in principle, subject to negotiation and execution of definitive agreements, to defer all payments under the financing arrangement, other than monthly interest payments, until April 1999, extend certain financial covenants of Foreland until such date, and waive its exercise of remedies upon default until such date. In consideration of these loan modifications, Foreland agreed that it would issue shares of restricted Common Stock to Energy Income Fund and extend the exercise period of and, in specified circumstances, adjust the exercise price of the Common Stock purchase warrants held by Energy Income Fund. Under the new terms being discussed, Foreland would be permitted to draw approximately an additional $1,500,000 under the loan arrangement for certain specified purposes, and additional loan commitments would be canceled. Foreland is continuing to negotiate the definitive terms to restructure the loan agreement. In anticipation of completing such ongoing negotiations, Foreland did not pay principal of $228,104 due November 1 and December 1, 1998, or $1,300,000 due November 10, 1998, respecting certain inventory financing. Further, Foreland is not in compliance with certain financial ratios and other terms and conditions of the loan. Accordingly, $10,941,000 of the outstanding balance under the loan arrangement, which represents the $12,375,279 borrowed less $1,434,275 treated as the unamortized discount representing the value of warrants granted to Energy Income Fund, has been reclassified as a short term obligation for financial reporting purposes.

     Foreland had a working capital deficit of $5,851,700 as of September 30, 1998, as a result of the reclassification as a short-term liability of $10,941,000 of the amount due Energy Income Fund under its long-term debt arrangement. Foreland and Energy Income Fund have agreed in principle to certain measures discussed above intended to enable Foreland to obtain Energy Income Fund's forbearance from exercising its default remedies under the operative agreements. However, if definitive agreements are not timely negotiated and executed, Energy Income Fund could determine to exercise such remedies immediately, although it has not indicated its intent to do so. Foreland expects that it will have to implement significant cost cutting measures, restrict certain activities, and obtain additional equity financing in order to be able to obtain Energy Income Fund's continued voluntary cooperation and forbearance. There can be no assurance that Foreland will be successful in attaining any of these objectives. If, in April, Energy Income Fund were to elect to do so, it may be able to foreclose on essentially all of the oil producing, exploratory, refining, and transportation assets of Foreland, which would likely make it impossible for Foreland to continue.

Management and Facilities

      Foreland has assembled a management and technical team of persons with specialized technical training and experience concentrated on Nevada oil exploration. Additionally, in connection with the acquisition of the refining and transportation assets, Foreland now employs individuals previously responsible for management of the refining and transportation operations
acquired from Petro Source.   In all, Foreland's technical team has over 80
years of combined Nevada oil exploration experience, much of it with major oil companies. (See "ITEM 10. DIRECTORS AND EXECUTIVE OFFICERS OF REGISTRANT" in Foreland's 1997 Form 10-K.) Foreland believes that the working experience of its executives and employees in Nevada is a significant factor in Foreland's exploration progress to date and in its ability to act as operator under exploration arrangements with other exploration firms such as Enserch Exploration, Inc., Berry Petroleum Company, Parker and Parsley Petroleum Company (successor-in-interest to Santa Fe Energy Resources, Inc.), and Barrett Resources Corporation.

     Foreland's principal executive offices are located at 143 Union Boulevard, Suite 210, Lakewood, Colorado 80228-2019 and its telephone number is (303) 988-3122.

                                 CAPITALIZATION
     Foreland's capitalization as of September 30, 1998, is as follows:

                                                       September 30, 1998
                                                       ------------------
Long term debt, net of current portion                      $   14,169
  Stockholders' Equity
      Preferred Stock, par value $0.001 per share,
       5,000,000 shares authorized
         1991 Convertible Preferred Stock, 20,000 shares
          issued and outstanding......................              20
         1994 Convertible Redeemable Preferred
          Stock, 153,140 shares issued and outstanding             153
         1995 Convertible Redeemable Preferred
          Stock, 361,103 shares issued and outstanding             361
         1998 Convertible Redeemable Preferred
          Stock, 2,000 shares issued and outstanding..               2
      Common Stock, par value $0.001 per share,
       50,000,000 shares authorized, 9,419,190 shares
        Issued and outstanding,.......................           9,419
      Additional paid in capital......................      39,196,900
      Less stock subscriptions receivable.............        (331,410)
      Accumulated deficit.............................     (29,727,015)
                                                          ------------
      Total stockholders' equity......................       9,148,430
                                                          ------------
            Total capitalization......................    $  9,162,599
                                                          ============

                                  THE OFFERING

Common Stock offered by Selling Stockholders    4,426,252 shares of Common
                                                Stock(1)
Common Stock outstanding before the offering... 9,423,190 shares(2)
Common Stock outstanding after the offering.... 12,985,840 shares(1)
Common Stock reserved for issuance............. 4,433,648 shares(3)
Fully diluted Common Stock..................... 15,542,281 shares(2)(3)
Nasdaq Common Stock Symbol..................... FORL

(1) Of the 4,426,252 shares offered by the Selling Stockholders, 863,602 shares are currently held by Petro Source, 1,500,000 shares are issuable on exercise of warrants held by Energy Income Fund and 333,333 shares are issuable on conversion of preferred stock held by Energy Income Fund. Pursuant to the acquisition of the refining and transportation assets, Foreland agreed to issue to Petro Source a sufficient number of shares of Common Stock that would yield proceeds on resale equal to $2,676,332 plus interest at 10% per annum. The number of shares issued to Petro Source was based on the approximate trading price of the Common Stock of $3.50 on such date. Foreland has included an additional 1,729,317 shares in the Registration Statement and this prospectus that may be issued to Petro Source based on the Common Stock closing sales price of $1.25 on December 15, 1998, and interest at 10% for one year from closing of the acquisition. In the event Petro Source sells any shares at a greater price, Foreland would not be required to issue all of such additional shares and, if sales by Petro Source yielded proceeds exceeding the $2,676,332 plus interest, Petro Source would be required to return shares to Foreland. (See "SELLING STOCKHOLDERS.")
(2)  Includes 4,000 shares issued subsequent to September 30, 1998.
(3) Includes 1,833,333 shares issuable to Energy Income Fund on exercise of warrants and conversion of preferred stock. Consists of (i) up to 507,415 shares issuable on the conversion of outstanding shares of Preferred Stock; (ii) up to 3,358,359 shares issuable on the exercise of outstanding vested options and warrants at a weighted average exercise price of $6.44 per share; and (iii) up to 524,000 shares issuable on the exercise of outstanding options subject to vesting requirements at a weighted average exercise price of $3.29 per share; and 43,874 shares that may be issued in connection with preferred stock issuable on warrants at a weighted average exercise price of $12.45 per common share equivalent. Does not include the additional shares that may be issued to Petro Source described above. (See "ITEM 11. EXECUTIVE COMPENSATION," "ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT," and "ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS," in Foreland's 1998 Form 10-K, and "DESCRIPTION OF SECURITIES--Preferred Stock, Warrants, and Options Outstanding" and "SELLING STOCKHOLDERS" below.)

     The board of directors has authority to authorize the offer and sale of additional securities without the vote of or notice to existing shareholders, and it is likely that additional securities will be issued to provide future financing. The issuance of additional securities could dilute the percentage interest and per share book value of existing shareholders, including persons purchasing Common Stock in this offering. (See "DESCRIPTION OF SECURITIES" below)
                          NO NET PROCEEDS TO FORELAND

     Foreland will not receive any net proceeds from the sale by the Selling Stockholders of the Common Stock covered by this prospectus. Foreland will receive proceeds from the exercise of the warrants held by Energy Income Fund prior to the resale of the Common Stock issuable on such exercise.

                                  NO DIVIDENDS

     Foreland has not paid dividends on the Common Stock. Foreland seeks growth and expansion of its business through the reinvestment of profits, if any, and does not anticipate that it will pay dividends on the Common Stock in the foreseeable future. In addition, Foreland's debt financing with Energy Income Fund currently prohibits paying dividends on the Common Stock. The 1998 Preferred Stock bears a cumulative preferred dividend of 12% per annum.

                                  RISK FACTORS

     OFFEREES SHOULD NOT PURCHASE COMMON STOCK WITHOUT CAREFULLY READING AND CONSIDERING THE RISKS INVOLVED AND UNLESS THEY ARE WILLING AND ABLE TO ACCEPT THE COMPLETE LOSS OF THEIR INVESTMENT. THE COMMON STOCK OFFERED HEREBY ARE SPECULATIVE AND INVOLVE AN UNUSUALLY HIGH DEGREE OF RISK. (SEE "RISK FACTORS" BELOW.)

                                  RISK FACTORS

     Investing in the Common Stock involves certain risks. Prospective purchasers should consider, in addition to the negative implications of the other information in this prospectus, the following risk factors before making an investment in the Common Stock.

     Company's Ability to Continue as a Going Concern, Shortages of Working Capital, and Continuing Losses

     In October 1998, Foreland and Energy Income Fund agreed in principle to certain measures intended to enable Foreland to obtain Energy Income Fund's forbearance from exercising its default remedies under Foreland's financing arrangement. Such terms would require Foreland to commence principal amortization and make certain payments in April 1999 and Energy Income Fund would extend certain financial covenants and waive its exercise of remedies on default until such date. If definitive agreements are not timely executed, Energy Income Fund could immediately determine to exercise its remedies under the financing agreement. Due to insufficient cash and in anticipation of completing these ongoing negotiations, Foreland did not make the required principal payments of $228,104 due November 1, 1998, and December 1, 1998, or the payment of $1,300,000 due November 10, 1998, respecting certain inventory financing. Additionally, Foreland was not in compliance with certain financial ratios and other terms and conditions of the Energy Income Fund loan. Accordingly, $10,941,000 has been reclassified as a short-term liability as of September 30, 1998, for financial reporting purposes, which amount is the $12,375,279 borrowed less $1,434,279 treated as the unamortized discount for the imputed value of the warrants granted to Energy Income Fund. Foreland had a working capital deficit of $5,851,700 as of September 30, 1998 as a result of such reclassification.

     Based on currently forecast cash flows from present operations, Foreland may not be able to make the required principal amortization payments or other payments anticipated to commence in April 1999. Additionally, Foreland may not be in compliance with certain financial covenants and ratios at such time. Foreland expects that it will have to implement significant cost cutting measures, restrict certain activities, and obtain additional equity financing in order to be able to obtain Energy Income Fund's continued voluntary cooperation and forbearance. There can be no assurance that Foreland will be successful in attaining any of these objectives. If, in April, Energy Income Fund were to elect to do so, it may be able to foreclose on essentially all of the oil producing, exploratory, refining, and transportation assets of Foreland, which would likely make it impossible for Foreland to continue.

     As of September 30, 1998, Foreland had an accumulated deficit of $29,727,015 since its inception in 1985 and expects that its accumulated deficit will increase. Foreland had losses of $3,129,900 for the year ended December 31, 1997, and $1,472,506 for the nine months ended September 30, 1998. Foreland anticipates continuing losses. Based on current oil production and prices, refinery throughput, and finished goods sales and margins, Foreland's production, refinery, transportation, and marketing revenues cannot satisfy its cash requirements for oil and gas exploration and production, general and administrative expenses, ongoing shareholder/investor relations, property maintenance expenditures, and payments of indebtedness. Foreland's independent auditor's report on the December 31, 1997, financial statements as for preceding fiscal years, contains a qualification as to Foreland's ability to continue as a going concern. Foreland expects that the auditor's report on Foreland's December 31, 1998, financial statements will also contain a going concern qualification. (See "ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA" and "ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION" in Foreland's 1997 Form 10-K and the September 30, 1998, Form 10-Q.)

     Debt Financing Obligations

     The acquisition of the refining and transportation assets and operations and certain other activities of Foreland have been financed and leveraged through the Energy Income Fund financing arrangement. Investment in such operations will only be profitable if they generate cash flows sufficient to cover the principal and interest payments under the financing arrangement. Notwithstanding any results of operations or available cash, Foreland will be required to make payments of principal and interest on the Energy Income Fund loan when due. Such payments may leave Foreland with insufficient cash to fund operations, which may materially affect its ability to continue. Because essentially all of Foreland's oil producing, exploratory, refining, and transportation properties and assets are encumbered to secure the Energy Income Fund financing, failure to make a payment could result in foreclosure on and loss of such properties and assets. Additionally, because of such encumbrances, it may be difficult or impossible for Foreland to obtain alternative debt financing.

     Need for Additional Funds

     Although Cash flows from Foreland's refinery and transportation operations and finished goods sales are significant, they are not sufficient to fund all of Foreland's continuing exploration, development, and production operations. Management expects that, following completion and integration of the roofing asphalt facility now being constructed, the refinery and transportation operations and finished goods sales will provide sufficient funds for a portion of its exploration, development and production operations. However, there can be no assurance of such results and the refinery and transportation operations will continue to be subject to the risks discussed herein. Foreland cannot predict the nature, extent, and cost of exploring prospects in the Great Basin province over several years; however, the total cost could amount to tens of millions of dollars. Because of the size of the total exploration possibilities and Foreland's limited resources, in the event the refinery and transportation operations and finished goods sales, including roofing asphalt from the facility currently under construction, do not ultimately result in substantially increased cash flows, Foreland would have to seek funding through borrowings, the sale of additional stock, or through sharing arrangements with industry participants. Such fund raising could substantially dilute the interest of Foreland's shareholders in Foreland and the interest of Foreland in its drilling prospects. Foreland cannot assure that it can obtain required funds on acceptable or favorable terms to continue exploration. (See "ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA" and "ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION" in Foreland's 1997 Form 10-K and the September 30, 1998, Form 10-Q.)

     Integration of Refining and Transportation Operations

     Foreland purchased the oil refining and transportation assets and operations from Petro Source in August 1998 with the long-term strategy of becoming an integrated exploration, production, and processing company and to increase the net effective price it obtains for its production. This strategy is partly based on management's belief that, in periods of depressed oil prices, refinery margins tend to increase. Management's success in implementing this long-term strategy will depend on its ability to successfully integrate the refining and transportation operations with the previously existing exploration, development, and production operations and institute the necessary policies, systems and procedures, including accounting and financial reporting systems, to manage the combined enterprise efficiently. Foreland's existing officers and directors have substantial experience and expertise in Nevada oil exploration but have limited experience with respect to refining and transportation operations. Foreland now employs about 60 employees who previously worked for Petro Source in refinery and transportation management and operations. The expertise of such individuals and the ability to integrate their activities with those of Foreland's previous management and personnel will be essential in conducting such operations. The inability to integrate the operations or management successfully would have a material adverse effect on Foreland's operations and long-term strategy.

     Uncertainty of Reserve Estimates and Future Net Revenues

     There are numerous uncertainties inherent in estimating quantities of proved oil reserves. The estimates in the 1997 Form 10-K which are incorporated into this Prospectus are based on various assumptions relating to rates of future production, timing and amount of development expenditures, oil prices and the results of planned development work. Actual future production rates and volumes, revenues, taxes, operating expenses, development expenditures and quantities of recoverable oil reserves may vary substantially from those assumed in the estimates. Any significant change in these assumptions, including changes that result from variances between projected and actual results, could materially and adversely affect future reserve estimates. In addition, such reserves may be subject to downward or upward revision based upon production history, results of future development, prevailing oil prices and other factors. (See "ITEM 2. PROPERTIES" and "ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION--Liquidity and Capital Resources" in the 1997 Form 10-K.)

     Ability to Discover Additional Reserves

     The success of the refining and transportation operations will be dependent on obtaining sufficient quantities of crude oil and other feedstock to process into finished goods and achieving economies of scale from such refining and processing and the selling of finished goods. It is Foreland's long-term strategy to integrate its exploration, development, and production operations with the refining and transportation operations and achieve higher margins and profitability from the sale of finished goods through processing the crude oil it produces. This will require that Foreland economically locate additional oil and gas reserves in commercial quantities. Foreland's ability to do so is dependent upon a number of factors, including its participation in multiple exploration projects, its technological capabilities, and funding availability. Foreland, thus far, has had limited success in discovering oil reserves in Nevada. Additionally, there are a limited number of firms actively exploring and developing for oil in Nevada, which decreases the number of industry partners available to Foreland. Given current oil prices, it is unlikely that this will change in the future. Except to the extent Foreland successfully locates commercial quantities of economically recoverable oil and gas, Foreland's reserves will decline as reserves are produced. There can be no assurance that Foreland will be able to discover additional commercial quantities of oil and gas.

     Limited Feedstock Supply

     The cash flows from current refining and transportation operations are not sufficient to fund Foreland's exploration, development, and production operations or to make principal payments under the Energy Income Fund obligations. In order to increase cash flows substantially, Foreland's refining operations must achieve economies of scale through significantly increased throughput. The Eagle Springs and Tonopah refineries have a combined rated capacity of 12,000 barrels per day, but the current throughput is only approximately 2,300 barrels per day, which includes all oil currently being produced in Nevada. Therefore, Foreland will have to acquire substantial additional feedstock supplies, principally through the establishment by Foreland and/or others of increased oil production in Nevada. Other than the exploration activities of Foreland, there is presently little exploration efforts currently conducted in Nevada, and, given the current prices of oil, there is little incentive for exploration firms to incur substantial exploration and development drilling costs. Foreland will attempt to increase daily refinery throughput by development and exploration drilling, EOR projects, acquisitions, and refinery feedstock purchase contracts. In the event such activities do not yield additional oil production, Foreland would be required to purchase feedstock from outside the area, which would cause Foreland to incur transportation costs.
Such transportation costs would ultimately impact the margins at which Foreland's refined products are sold. Foreland cannot assure that it can increase or acquire additional feedstock.

     Foreland has entered into several agreements to purchase approximately 1,700 barrels per day of feedstocks at market-related prices which, in addition to its own oil production, includes all of the oil currently being produced in Nevada. The terms of such contracts range from one-year contracts to contracts terminable on 30 days' written notice. Foreland believes that if any such feedstock arrangements were interrupted or terminated, its business and operations would be adversely affected. Foreland is unaware of any other refinery in Salt Lake City or otherwise near Nevada at which Nevada crude oil could be readily processed, but there is no assurance any such refineries could not be modified or constructed. Foreland continues to identify other sources of feedstock, including oil produced in Utah, Wyoming, and California. Obtaining feedstock from such sources would result in increased transportation costs to Foreland and impact the margins received from selling finished goods.

     The Tonopah facility processes transmix, a mixture of combined products transported through pipelines, purchased principally from pipeline operators.
In order to obtain such feedstock, Foreland has to compete with other processing facilities, including transmix processors in other states. Given the transportation of feedstock through pipelines primarily in California, transportation costs are a significant factor in Foreland's ability to compete for transmix feedstock.

     Contingent Liabilities Associated with Refining and Transportation
Operations

     Refining and transportation operations are subject to various regulations that could result in substantial liability to those conducting such operations. In determining to purchase the refining and transportation assets, Foreland conducted due diligence and investigation of the potential liabilities from Petro Source's operations of such assets. Although Foreland has made a good faith determination that the possibility of such liabilities was not substantial and proceeded with the acquisition, there can be no assurance that any such liability or contingency will not materialize and have a material adverse effect on Foreland's business, financial condition, and results of operations.

     Volatility Of Gross Refining Margins; Current Market Conditions

     Foreland's earnings and cash flows from operations will be primarily dependent upon processing crude oil and selling quantities of refined products at refining and marketing margins sufficient to cover fixed and variable expenses and to fund its other operations. Oil refining is a complex process that is subject to scheduled and unscheduled downtime; cost and price fluctuations; and other factors. Crude oil costs and refined product prices typically experience periods of extreme price volatility and may vary based on numerous factors beyond Foreland's control, including the supply of, and demand for, crude oil, gasoline and other refined products which, in turn, depend on, among other factors, changes in the national and regional foreign economies, political affairs and production levels, the availability of imports, the marketing of competitive fuels, market demand, the extent of government regulation, seasonal weather patterns and conditions. The prices received by Foreland for its refined products will be affected by regional factors such as product pipeline capacity, local market conditions and the level of operations of competing refineries.

     A substantial amount of Foreland's refined products are sold on the spot market or under short-term contracts at market prices. Spot market prices for feedstock and finished products are subject to volatile trading patterns in the commodity futures markets. Foreland has entered into agreements to buy all of the crude oil currently being produced in Nevada and is seeking to increase its supply of feedstocks. Foreland may maintain inventories of crude oil, other feedstocks, intermediate products and refined products, the values of which are subject to fluctuations in market prices. Factors that are beyond the control of Foreland may cause the cost of crude oil and other feedstocks purchased by Foreland and the price of refined products sold by Foreland to fluctuate widely. Although prices of crude oil and refined petroleum products generally move in the same direction, prices of refined products often do not respond immediately to changes in crude oil costs. An increase in market prices for crude oil and other feedstocks obtained from others, or a decrease in market prices for refined products, could have an adverse impact on Foreland's income and cash flow.

     The finished products sold by Foreland have widely varying margins. The refining operations are subject to regulatory requirements of certain agencies. In the event of changes by such regulatory agencies affecting the product specifications of Foreland's specific products, these margins could be adversely affected. For example, should regulations impose a decrease on the amount of sulfur allowable in diesel fuel, Foreland's operations would be adversely impacted as it modifies its refining process to decrease such sulfur content.

     Asphalt Marketing

     In addition to diesel fuel, Foreland's major finished product is asphalt, which can be finished for roofing and paving applications. Various competitors sell asphalt products in Foreland's market area. Foreland is presently building a processing facility in Salt Lake City, Utah, to manufacture and market roofing asphalt from asphalt produced at the Nevada refineries, with the intent of obtaining higher margins from sales. There can be no assurance that Foreland can successfully enter or compete in the roofing asphalt market. In the event its planned asphalt operations are unsuccessful, Foreland would have to continue to sell its existing asphalt products.

     Seasonality of Finished Goods Sales

     Foreland's principal customers are in the mining, construction, paving, and agricultural industries, which are subject to seasonal fluctuations. During years of severe winter or substantial precipitation, these industries scale back in operations and require less finished goods produced by Foreland. Therefore, the sale of finished products by the Foreland refineries will be subject to substantial fluctuations in results as a consequence of weather and other seasonal fluctuations.

     Dependence on Customers

     A majority of Foreland's finished products are sold in the mining, military, construction, paving, and agricultural industries. All of these industries are subject to significant seasonal fluctuations which may adversely affect Foreland's operations. Additionally, the refining operations rely on a key group of customers for the disposition of a substantial portion of Foreland's finished products, including one mine whose business results in 20% of the refining and transportation operations revenues. In most instances, there is limited contractual obligations of such customers to continue to purchase Foreland's finished products. Although Foreland generally believes, based on historical business, such customers will continue to purchase finished products from the Foreland refineries, there can be no assurance that this will actually be the case.

     Hedging Activities

     In order to manage its exposure to price risks in the marketing of its refined products, Foreland may enter into fixed price delivery contracts, financial swaps and futures contracts as hedging devices. To ensure a fixed price for its products, Foreland may sell a futures contract and thereafter either (i) make physical delivery of its product to comply with such contract or
(ii) buy a matching futures contract to unwind its futures position and sell its products to a customer. Such contracts may restrict the ability of Foreland to benefit from unexpected increases in refined product prices. Hedging by Foreland may expose Foreland to the risk of financial loss in certain circumstances. There can be no assurance that hedging devices utilized by Foreland will protect against its exposure to price risk.

     Additional Possible Expenses Related to Capitalized Costs

     Foreland's balance sheet consists of oil and gas properties includes wells in progress, which are capitalized until a decision is made to plug and abandon or, if the well is still being evaluated, until one year after reaching total depth, at which time such costs are charged to expense, even though the well may subsequently be placed into production. At December 31, 1997, there were no wells in progress included in oil and gas properties.

     Foreland evaluates its proved oil and gas properties for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. When such an assessment is required, Foreland compares the net carrying value on a lease-by-lease basis to the related estimates of undiscounted future net cash flows for each property. If the net carrying value exceeds the estimated net cash flows, then impairment expense is recognized to reduce the carrying value to the estimated fair value. Estimates of future cash flows for specific properties are based upon reserve engineering evaluations, which are impacted by historical oil production levels, adjacent drilling results, lease operating costs, historical and projected prices for oil (which have typically been volatile), and a number of other factors.

     Foreland had a net investment of $471,537 at December 31, 1997, in undeveloped oil and gas leases for which no proved reserves have been established. For these properties, it will be necessary to drill exploratory wells to determine if sufficient economic oil and gas reserves exist.
Management periodically assesses these properties for impairment by considering a number of factors, including unsuccessful drilling activity by Foreland or others in the vicinity of the lease, management's plans to pay delay rentals or to drill a well prior to the expiration of the primary lease term, opportunities to obtain and/or evaluate seismic data related to the lease, and management's expectations about oil and gas prices, production costs and development costs. Based on current oil prices and market conditions, management expects it likely that Foreland's oil reserves will be subject to impairment at year-end.

     Adverse information related to any of the above matters could have a material adverse impact on Foreland's future results of operations.

     Dependence on Joint Exploration Arrangements with Industry Participants

     Foreland frequently enters into joint exploration agreements with industry participants to obtain leases, scientific data, and funds for drilling and other exploration. Under such agreements, Foreland typically agrees to perform certain obligations timely in order to earn specified property interests, access to data, or other benefits. The other participants may terminate their participation at specified points during the exploration program. If another participant elects not to continue at any time, Foreland would be required to spend more money, in which case, Foreland may have to borrow more money to sell more securities. Foreland could be delayed if it could not obtain such required money.

     Limited Revenue

     Based on current oil production and prices, refinery throughput, and finished goods sales and margins, Foreland's net oil production, refinery, and transportation revenue is not currently sufficient to meet all of its cash requirements. Management believes that the refining and transportation operations will enable it to increase its financial return by processing the oil
it produces and selling refined products.   Foreland cannot assure that ongoing
oil production in commercial quantities will continue; that additional production will result from development work; that oil reserves will be proved as a result of Foreland's exploration efforts; that sufficient quantities of feedstock can be acquired; or that volumes and margins from the sale of finished goods will be sufficient to result in profitability and cash flows. (See "ITEM
1. BUSINESS" in Foreland's 1997 Form 10-K.)

     Limited Commercial Drilling Success to Date

     Despite the expertise of management, the significant amount of data that Foreland has collected with respect to Nevada, and the expenditure of several million dollars in property acquisition, data collection, and exploration since 1985, Foreland has established only limited reserves and developed limited ongoing production as a result of its own drilling program. The Ghost Ranch field, which was placed into production in 1996, is the first exploration by Foreland that has resulted in significant ongoing production. The oil production from the Eagle Springs field was acquired by Foreland in 1993 and, except for the increased production resulting from certain reworking of existing wells and the development wells drilled by Foreland, did not result from Foreland's exploration activities. Although Foreland began to receive oil production revenue from the Eagle Springs field in early 1994 and from the Ghost Ranch well in mid-1996, Foreland's success will continue to depend on the results of drilling, evaluation, and testing of its various prospects to create additional production for refining and transportation operations. (See "ITEM 1. BUSINESS" and "ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA" in Foreland's 1997 Form 10-K.)

     Concentration of Activities in Frontier Area

     Foreland's focuses its exploration and development activities in the Great Basin area of Nevada, a largely unproved and unexplored geological province. While Foreland holds exploration rights to a significant number of acres, its holdings are insignificant when compared to the size of the potential geological area. Other than in the Eagle Springs and Ghost Ranch fields, Foreland has not established material ongoing commercial oil production. In addition, the areas targeted by Foreland, other than the Eagle Springs and Ghost Ranch fields and Pine Valley area, have geological, geophysical, drilling, completion, and production problems which to date have prevented Foreland and others with larger exploration budgets from developing or establishing significant production or reserves. Foreland cannot assure that it can overcome these problems or that its drilling program will be commercially successful. (See "ITEM 1. BUSINESS" in Foreland's 1997 Form 10-K.)

     Dependence on Key Employees

     Foreland's business depends on its management and technical team and their substantial Nevada exploration experience, the loss of any one of whom could adversely affect Foreland's proposed activities. Additionally, the refining and transportation operations depends on the continued involvement of certain former employees of Petro Source who were responsible for management of the refining and transportation operations. Foreland does not have and does not intend to acquire key man life insurance on any of its executives. (See "ITEM 10. DIRECTORS AND EXECUTIVE OFFICERS OF REGISTRANT" in Foreland's 1997 Form 10-K.)

     Speculative Nature of Oil and Gas Industry

     Exploration for oil is a highly speculative business. There is no way to know in advance of drilling and testing whether any prospect will yield oil in sufficient quantities to be economically feasible. The completion of a well for production or the initiation of production in paying quantities does not necessarily mean that the well will be economic because it may not produce sufficient revenues to recover related costs and generate a financial return to Foreland.

     High Exploration Operating Costs

     The costs of exploring, drilling, producing, and transporting are higher in Nevada than they would be in a more fully developed oil producing area. Access roads to drilling targets over relatively long distances frequently have to be completed. Drilling equipment and services typically must be brought in from considerable distances. Further, there is no collection pipeline so that any oil that is produced must be trucked to a refinery. (See "ITEM 1. BUSINESS - Oil Properties" and "ITEM 2. PROPERTIES - Production and Sale of Oil" in Foreland's 1997 Form 10-K.)

     Dependence on Oil Prices

     Foreland's activities are generally dependent on the prevailing price for oil and finished goods sales, which are beyond Foreland's control or influence. Management believes that refinery margins are less volatile than oil prices. However, oil prices will continue to have an effect on the supply of crude oil available to Foreland for processing, the level of exploration and development activities generally in Nevada and surrounding areas, and the price and margins of finished goods.

     World oil and gas prices have been and are likely to continue to be volatile and subject to wide fluctuations in response to
     - relatively minor changes in the supply of and demand for oil and gas;
     - market uncertainty;
     - political conditions in international oil producing regions;
     - the extent of domestic production and importation of oil;
     - the level of consumer demand;
     - weather conditions;
     - the competitive position of oil or gas as a source of energy as compared with coal, nuclear energy, hydroelectric power, and other energy sources;
     - the effect of federal and state regulation on the production, transportation and sale of oil;
     - and other factors, all of which are beyond the control or influence of Foreland.

     Operating Risks and Uninsured Hazards

     Foreland is subject to the inherent risks involved in oil and gas exploration, production, refining, and transportation and the risks of incurring substantial losses and liabilities to third parties from hazards such as fire, explosion, flood, pipe failure, cave in, collapse, encountering unusual or unexpected formations, pressures, and other conditions, environmental damage, personal injury, uncontrollable flows of oil and gas, and other occurrences.
The refining and transportation operations of Foreland could be subject to significant interruption if the refinery or the pipelines that it utilizes were to experience a fire, flood, major accident, shutdown or equipment failure, or if it were damaged by severe weather or other natural disaster. Foreland typically purchases and pays for insurance against risks customarily insured against in the oil and gas industry by others conducting similar activities. (See "ITEM 1. BUSINESS--Operational Hazards and Insurance" in Foreland's 1997 Form 10-K.) Nevertheless, Foreland may not be insured against all losses or liabilities that may arise from all hazards because such insurance is unavailable at economic rates, because the operator has not fulfilled its obligation to purchase such insurance, or because of other factors. Any uninsured loss could have a material adverse effect on Foreland. The occurrence of significant events against which Foreland is not fully insured or of a number of lesser events against which Foreland is fully insured but subject to substantial deductibles could materially and adversely affect Foreland's operations and financial condition.

     Risks of Adverse Weather

     Foreland's exploration activities are subject to periodic interruptions due to weather conditions, which may be quite severe in Nevada at various times of the year. Periods of heavy precipitation make travel to exploration or drilling locations difficult and/or impossible, while extremely cold temperatures limit or interrupt drilling, pumping, and/or production activities or increase operating costs. Additionally, the refining and transportation operations are subject to adverse consequences from seasonal weather fluctuations which impact the construction, paving, and farming industries, Foreland's primary customers for finished goods.

     Intense Competition in Oil and Gas Industry

     Foreland's oil and gas producing, refining, transportation, and marketing activities are highly competitive. Many of Foreland's current and potential competitors engaged in oil exploration in the Great Basin of Nevada have greater financial resources, broader exploration programs, and a greater number of managerial and technical personnel. Additionally, many of Foreland's refining competitors are integrated oil companies that are substantially larger and better known that Foreland. Because of their diversity, integration of operations, larger capitalization and greater resources, such competitors will likely be better able to withstand volatile market conditions, compete on the basis of price and more readily obtain crude oil in times of shortages.
Foreland may compete with such other companies for available supplies of feedstocks and for outlets for its refined products. Because Foreland's resources will be limited, it cannot assure that it will be able to compete effectively in the exploration for oil in Nevada or in the refining, transportation, and marketing of such crude oil. (See "ITEM 1. BUSINESS-- Competition and Markets" in Foreland's 1997 Form 10-K.)

     Environmental and Other Governmental Regulation

     Comprehensive federal, state, and local laws and regulations controlling the exploration for and production and sale of oil and gas and the possible effects of such activities on the environment. To date, Foreland has not been required to expend significant resources in order to satisfy applicable environmental laws and regulations respecting its own activities. However, legislation and regulations could cause additional expenditures, restrictions, and delays in Foreland's business, the extent of which cannot be predicted and which may require Foreland to limit substantially, delay or cease operations in some circumstances. In other circumstances, Foreland may become subject to various governmental controls. Because federal energy and taxation policies are subject to constant revisions, Foreland cannot predict the ultimate effect of governmental policies and controls on its operations. (See "ITEM 1. BUSINESS-- Government Regulation" in Foreland's 1997 Form 10-K.)
GENERAL RISKS RELATING TO OFFERING

     Volatility of Common Stock

     The Common Stock price has been volatile in the past and could fluctuate significantly in response to the results of specific exploration drilling tests, variations in quarterly operating results, and changes in recommendations by securities analysts. Further, the Common Stock's trading volume is relatively small, so market for may not be able to efficiently accommodate significant trades on any given day. Consequently, sizable sales or purchases of the Common Stock have in the past, and may in the future, cause greater price volatility for its Common Stock than in other more actively traded securities. With trading volume, persons may not be able to effect larger transactions at the then current market price. In addition, Foreland may experience significant price and volume fluctuations that are unrelated or disproportionate to the
results of its operations.   These broad fluctuations may adversely affect the
market price of the Common Stock. (See "ITEM 5. MARKET FOR REGISTRANT'S COMMON STOCK AND RELATED STOCKHOLDER MATTERS" in Foreland's 1997 Form 10-K.)

     Substantial Warrants and Options Outstanding

     Foreland has issued to employees, officers, directors, and others providing services to Foreland vested options to purchase up to 1,118,334 shares of Common Stock with exercise prices ranging from $2.50 to $9.00 per share, with a weighted average exercise price of $4.14 per share and options subject to vesting to purchase up to 524,000 shares with a weighted average exercise price of $3.29. Options to purchase a total of 94,000 shares contain a provision that, on exercise, the holder is granted a new option covering the number of shares for which the prior option was exercised, with the exercise price of the new option fixed at the then fair market value of the Common Stock. In addition, Foreland has outstanding options held by unrelated third parties to purchase 110,000 shares of Common Stock at prices ranging from $3.75 per share to $6.90 per share, with a weighted average exercise price of $6.61 per share, and warrants to purchase a total of 2,130,025 shares of Common Stock at a weighted average exercise price of $7.65 per share. The foregoing options and warrants may prove to be a hindrance to future financing by Foreland, and the exercise of options and warrants may further dilute the interests of the stockholders. The possible future sale of Common Stock issuable on the exercise of such options and warrants could adversely affect the prevailing market price of Foreland's Common Stock. Further, the holders of options and warrants may exercise them at a time when Foreland would otherwise be able to obtain additional equity capital on terms more favorable to Foreland. (See "DESCRIPTION OF SECURITIES--Preferred Stock, Warrants, and Options Outstanding" below and "ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT" in Foreland's 1997 Form 10-K.)

     Issuance of Additional Common Stock

     Foreland has authorized 5,000,000 shares of Preferred Stock, par value $0.001 per share, and 50,000,000 shares of Common Stock, par value $0.001 per share. As of the date of this Prospectus, 9,423,190 shares of Common Stock were issued and outstanding, and 4,433,648 additional shares were reserved for issuance on the exercise or conversion of options, warrants, and shares of Preferred Stock issued and outstanding or issuable on exercise of placement agent warrants, including those subject to vesting requirements and 1,833,333 shares issuable to Energy Income Fund. In addition, Foreland may issue additional shares to Petro Source in connection with the acquisition of the refining and transportation assets. Foreland's board of directors also has authority, without action or vote of the shareholders, to issue all or part of the authorized but unissued shares. Any such issuance will dilute the percentage ownership of shareholders and may further dilute the book value of Foreland's Common Stock. (See "DESCRIPTION OF SECURITIES" and "SELLING STOCKHOLDERS" below.)

     Preferential Rights of Preferred Stock Outstanding

     Foreland has various classes of Preferred Stock issued and outstanding with liquidation preferences. Under these preferences, on liquidation or termination of Foreland, an aggregate of $2,872,934 in assets would be distributed to the holders of the currently issued and outstanding Preferred Stock, after payment of all of Foreland's obligations, prior to any distribution to the holders of Common Stock. The Preferred Stock votes as a single class with the Common Stock, except as otherwise provided by Nevada law or the certificate of designation of such stock. If Foreland seeks to amend its certificate of incorporation to change the provisions relating to any series of Preferred Stock or to approve a merger containing provisions that would require a class vote if they were contained in an amendment to the certificate of incorporation, the approval of each affected class of Preferred Stock, voting as a separate class, will be required. Consequently, the holders of a relatively minor number of shares of Preferred Stock may be able to block such proposals, even in circumstances where they would be in the best interests of the holders of Common Stock. (See "DESCRIPTION OF SECURITIES--Preferred Stock, Warrants, and Options Outstanding" below.)

     Determination of Purchase and Exercise Price

     The conversion ratio of the outstanding Preferred Stock and the exercise prices of the outstanding options and warrants were determined by Foreland, taking into account the history of, and recent prices for, the Common Stock as quoted on Nasdaq at the time the Preferred Stock, options, and warrants were issued, the business history and prospects of Foreland, the number of securities to be offered, and the general condition of the securities market, all as assessed by Foreland's management. Such prices bear no relationship to the assets, earnings, or net tangible book value of Foreland or any other traditional criteria of value. (See "PLAN OF DISTRIBUTION" and "DESCRIPTION OF SECURITIES" below.)

     Substantial and Immediate Dilution

     Persons purchasing the Common Stock will suffer a substantial and immediate dilution to the net tangible book value below the purchase price of such Common Stock. (See "DILUTION" below.)

     No Dividends

     Foreland has not paid dividends on the Common Stock in the past and does not plan to pay dividends on the Common Stock in the foreseeable future, even if it were profitable. Earnings, if any, are expected to be used to advance Foreland's exploration activities and for general corporate purposes, rather than to make distributions to shareholders. In addition, Foreland's November 1996 line of credit with a commercial bank prohibited Foreland from paying dividends. The line of credit was paid in full in January 1998. New debt financing with Energy Income Fund was established in 1998. Its terms also prohibit the payment of dividends on the Common Stock. The 1998 Preferred Stock bears a cumulative preferred dividend of 12% per annum.

     Registration Rights of Existing Stockholders

     Foreland has previously granted to existing shareholders and holders of options and warrants, including officers and directors, registration rights that require Foreland to include securities in future registration statements filed by Foreland, subject to the approval of the managing underwriter in such future offerings and, in some cases, to file registration statements with respect to the resale, exercise, or conversion of the securities held by the holders of such registration rights, all at the expense of Foreland. Foreland has obtained the effectiveness of a registration statement respecting all of its registration obligations, subject to the requirement for updating through supplements or post-effective amendments. (See "DESCRIPTION OF SECURITIES--Registration Rights" below.)


                                NO NET PROCEEDS

     Foreland will not receive any net proceeds from the sale by the Selling Stockholders of the Common Stock covered by this Prospectus. Foreland will receive proceeds from the exercise of the warrants held by Energy Income Fund prior to the resale of the Common Stock issuable on such exercise.


                                    DILUTION

     On September 30, 1998, Foreland had a pro forma net tangible book value of approximately $9,148,430, with 9,423,190 shares of Common Stock issued and outstanding, or approximately $0.97 per share. The pro forma net tangible book value per share decreases to $0.67 after deducting liquidation preferences of an aggregate of $2,872,934 with respect to the shares of outstanding 1991, 1994, 1995, and 1998 Preferred Stock. (See Item 1. "Financial Statements" in Foreland's September 30, 1998 Form 10-Q.) Giving effect to the exercise of warrants at the current exercise price and conversion of preferred stock held by the Selling Stockholders, of which there can be no assurance, Foreland's net tangible book value would be $17,275,496, after deducting liquidation preferences of $872,934, or $1.53 per each share then outstanding. Purchasers of shares of Common Stock from the Selling Stockholders will likely suffer substantial and immediate dilution in the adjusted net tangible book value per share of the Common Stock they purchase below the purchase price for such shares. (See "SELLING STOCKHOLDERS.")


                              SELLING STOCKHOLDERS

     The following table provides certain information, as of the date of this Prospectus, respecting the Selling Stockholders, the shares of Common Stock held by them, to be sold, and to be held following the offering, assuming the sale by such Selling Stockholders of all shares of Common Stock offered.

     EACH SELLING STOCKHOLDER NAMED BELOW CONFIRMED AT THE TIME IT ACQUIRED THE COMMON STOCK THAT SUCH SECURITIES WERE ACQUIRED FOR INVESTMENT PURPOSES ONLY AND WITHOUT A VIEW TOWARD THEIR RESALE AND ACKNOWLEDGED THE EXISTENCE OF RESTRICTIONS ON RESALE APPLICABLE TO SUCH SECURITIES. EACH SELLING STOCKHOLDER CAN SELL SUCH SECURITIES ONLY IN LIMITED CIRCUMSTANCES. THIS OFFERING RELATES ONLY TO THE SALE OF SHARES OF COMMON STOCK HELD BY EACH SELLING STOCKHOLDER NAMED IN THE FOLLOWING TABLE.

                           Securities Owned Prior to the                     Shares Owned
                                 Offering (1)                              After Offering (1)
                       --------------------------------------             --------------------

                         Common   Common Stock     Other      Shares to
 Selling Stockholder      Stock    Issuable      Securities   Be Offered    Number       %
--------------------    -------   ------------   ----------  ------------  --------   --------
Petro Source            938,952   1,729,317(2)       -       2,592,919     75,350(4)      0.6%
Corporation
Energy Income Fund,
 LLC                          -         -       1,833,333(3) 1,833,333(3)       0         0.0
Total                     938,952 1,729,317     1,833,333    4,426,252     75,350         0.6

(1) Shares owned prior to the offering include all shares of Common Stock and underlying securities convertible or exercisable into shares of Common
    Stock owned by or issuable to the Selling Stockholder. Shares owned after the offering assume the sale of all shares of Common Stock offered pursuant to this offering.
(2) Petro Source presently holds 863,602 shares of Common Stock that were issued in connection with the acquisition of certain assets, as discussed herein, based on a value of $3.50 per share. These shares are included in the Registration Statement and this prospectus. Pursuant to the acquisition of the refining and transportation assets, Foreland agreed to issue to Petro Source a sufficient number of shares of Common Stock to yield proceeds of $2,676,332 plus interest at 10% per annum. There are an additional 1,729,317shares included in the Registration Statement and this prospectus, which are the estimated number of shares that may become issuable to Petro Source based on the closing sales price of the Common Stock of $1.25 on December 15, 1998, with interest at 10% for one year from closing of the acquisition. In the event Petro Source sells any shares at a greater price, Foreland would not be required to issue all of such additional shares and, if sales by Petro Source yielded proceeds exceeding the $2,676,332 plus interest, Petro Source would be required to return shares to Foreland.
(3) Includes 1,500,000 shares issuable on exercise of warrants currently exercisable at $6.00 per share and 333,333 shares issuable on conversion of 1998 Preferred Stock held by Energy Income Fund.
(4) The resale of these shares has been previously registered by Foreland.



                           DESCRIPTION OF SECURITIES

     Foreland is authorized to issue 5,000,000 shares of preferred stock, par value $0.001 per share, and 50,000,000 shares of Common Stock, par value $0.001 per share.

COMMON STOCK

     The holders of Foreland's Common Stock are entitled to one vote per share on each matter submitted to vote at any meeting of shareholders. Shares of Common Stock do not carry cumulative voting rights, and therefore, a majority of the shares of outstanding Common Stock is able to elect the entire board of directors, and if they do so, minority shareholders would not be able to elect any persons to the board of directors. Foreland's bylaws provide that one-third of the issued and outstanding shares of Foreland shall constitute a quorum for shareholders' meetings, except with respect to certain matters for which a greater percentage quorum is required.

     Stockholders of Foreland have no preemptive right to acquire additional shares of Common Stock or other securities. The Common Stock is not subject to redemption and carries no subscription or conversion rights. In the event of liquidation of Foreland, the shares of Common Stock are entitled to share equally in corporate assets after satisfaction of all liabilities. The shares of Common Stock, when issued, are fully paid and nonassessable.

     Holders of Common Stock are entitled to receive such dividends as the board of directors may from time to time declare out of funds legally available for dividend payment. Foreland seeks growth and expansion through the reinvestment of profits, if any, and does not anticipate that it will pay dividends in the foreseeable future.

     The board of directors has the authority to issue the authorized but unissued shares without action by the shareholders. The issuance of such shares would reduce the percentage ownership held by persons purchasing stock in this offering and may dilute the book value of the then existing shareholders. PREFERRED STOCK, WARRANTS AND OPTIONS OUTSTANDING

     As of the date of this Prospectus, Foreland had the following Preferred Stock, options, and warrants outstanding as discussed in detail below.

                                     Number of Shares   Price Per Share
                                            of                of
                                     Common Stock or    Common Stock or
            Description                Common Stock      Common Stock
                                        Equivalent        Equivalent
--------------------------------    -----------------   ---------------
Preferred Stock
    1991 Series                          6,667               $3.75
    1994 Series                         51,047               $6.00
    1995 Series                        116,368               $4.50
    1998 Series                        333,333(1)            $6.00
Warrants to purchase Common Stock       17,450               $4.50
  (2)                                1,500,000(1)            $6.00
                                        29,353               $7.50
                                       583,222              $12.00
Options to purchase Common Stock       277,000               $2.50
  (3)                                   10,000               $3.75
                                        22,667               $3.93
                                       304,000               $4.00
                                       128,000               $4.50
                                       350,000               $5.00
                                         8,333               $6.375
                                       100,000               $6.90
                                         6,666               $7.50
                                        28,333               $9.00

(1) Energy Income Fund, a Selling Stockholder, holds the 1998 Series Preferred Stock and the $6.00 warrants, which must be converted or exercised before the resale of the Common Stock pursuant to this Prospectus.
(2) Does not include warrants to purchase shares of preferred stock of Foreland that are convertible into an aggregate of 43,874 shares of Common Stock. Such warrants have a weighted average exercise price of $12.45 per share of Common Stock equivalent.
(3) Does not include options subject to vesting requirements to purchase up to 524,000 shares of Common Stock at a weighted average exercise price of $3.29 per share.

     Preferred Stock

     Foreland has issued and outstanding 20,000 shares designated as 1991 Series Convertible Preferred Stock, 153,140 shares designated as 1994 Series Convertible Redeemable Preferred Stock, and 349,104 shares designated as the 1995 Series Convertible Preferred Stock, and 2,000 shares designated as the 1998 Series Preferred Stock issued and outstanding as of the date of this Prospectus. Foreland has no current plans to issue any additional Preferred Stock, except 131,622 shares of 1994 Preferred Stock to be issued on the exercise of the outstanding 1994 Placement Agent Warrants. Foreland's articles of incorporation provide that the board of directors of Foreland has authority, without action by the shareholders, to issue the authorized but unissued Preferred Stock in one or more series, and to determine the voting rights, preferences as to dividends and liquidation, conversion rights, and other rights of such series.

     The 1991, 1994 and 1995 Preferred Stock is convertible, at the election of the holder, into Foreland's Common Stock at the rate of one share of Common Stock for each three shares of Preferred Stock, after giving effect to the 3-for-1 reverse stock split of the Common Stock. The 1993 Preferred Stock issuable on the exercise of the 1993 Placement Agent Warrants is convertible, at the election of the holder, into Foreland's Common Stock at the rate of two shares of Common Stock for each three shares of Preferred Stock.

     The 1991 Preferred Stock carries a preference of $1.25 per share on dissolution and liquidation of Foreland, the 1994 Preferred Stock carries a preference of $2.00 per share, and the 1995 Preferred Stock carries a liquidation preference of $1.50 per share. The 1991, 1994, and 1995 Preferred Stock votes as a single class with the Common Stock except as otherwise provided by the corporate laws of the state of Nevada or respective certificate of designation. Shares of 1991, 1994 and 1995 Preferred Stock are entitled to such number of votes in respect of the number of shares of Common Stock that would be issuable upon conversion of the Preferred Stock held. None of the issued and outstanding Preferred Stock is entitled to preferential dividends, but participates with the Common Stock in the unlikely event that a dividend is declared.

     The 1991 Preferred Stock is redeemable at $1.25 per share at any time after December 31, 1995, the 1994 Preferred Stock is redeemable at $4.00 per share at any time after March 31, 1996, and the 1995 Preferred Stock is redeemable at $3.00 per share at any time after December 31, 1995. In each case, the Preferred Stock can be converted prior to the redemption date fixed in the notice.

     The 1998 Preferred Stock is all held by Energy Income Fund, a Selling Stockholder under this Prospectus. The 2,000 shares of 1998 Series Preferred Stock are convertible into an aggregate of 333,333 shares of Common Stock, or
166.6665 shares of Common Stock for each share of 1998 Series Preferred Stock, at the election of the holder. The 1998 Preferred Stock carries a preference of $1,000 per share on dissolution and liquidation of Foreland. The 1998 Preferred Stock votes as a single class with the Common Stock except as otherwise provided by the corporate laws of the state of Nevada or the certificate of designation respecting the 1998 Preferred Stock. Shares of 1998 Preferred Stock are entitled to such number of votes in respect of the number of shares of Common Stock that would be issuable upon conversion of the 1998 Preferred Stock held. Holders of 1998 Series Preferred Stock are entitled to receive cumulative dividends of 12% per annum.

     Warrants

     Foreland has issued and outstanding the following warrants to purchase Common Stock and has reserved an equivalent number of shares of Common Stock for issuance on exercise of such warrants. Each of the warrants described below is governed by a warrant agreement between Foreland and the holder or warrant agent, as applicable. The following summary is subject to the detailed provisions of the warrant agreement governing such warrants.

     Holders of warrants are deemed to be shareholders of Foreland only to the extent of the shares of Common Stock held by them. Holders of warrants, as such, are not entitled to vote with respect to matters submitted to the shareholders of Foreland, are not entitled to participate in dividends, if any, and do not have ownership rights on termination or liquidation of Foreland.

     $4.50 Warrants. Foreland has issued and outstanding warrants to purchase 8,333 shares of Common Stock at an exercise price of $4.50 per share which expire in June 2000.

     N Warrants. The outstanding N Warrants are exercisable to purchase an aggregate of 414,000 shares of Common Stock at $12.00 per share through December 31, 1998. The N Warrants are subject to redemption by Foreland at a redemption price of $0.10 per Warrant if the average closing price of the Common Stock is at least $12.00 per share for 20 consecutive trading days preceding the date of notice of redemption, subject to certain other conditions. Such Warrants may be exercised during the period after notice of redemption has been given and prior to the redemption date.

     M Warrants. The outstanding M Warrants are exercisable to purchase an aggregate of 169,222 shares of Common Stock, or one share of Common Stock for each three M Warrants held at $12.00 per whole share of Common Stock at any time through December 31, 1998. The M Warrants are subject to redemption by Foreland at a redemption price of $0.10 per Warrant if the average closing price of the Common Stock is at least $12.00 per share for 20 consecutive trading days preceding the date of notice of redemption, subject to certain other conditions. Such Warrants may be exercised during the period after notice of redemption has been given and prior to the redemption date.

     1996 Placement Agent Warrants. The placement agent in the offering in which the 1996 Preferred Stock was sold has warrants to acquire 9,117 shares of Common Stock at a price equal to the lesser of $4.50 or 75% of the closing bid price of the Common Stock as reported on Nasdaq on the day preceding the date of exercise. The placement agent's warrants are exercisable before March 25, 2001.

     1996-4 Placement Agent Warrants. The designees of the placement agent in the 1996-4 Preferred Stock offering have warrants to purchase an aggregate of 29,353 shares of Common Stock at an exercise price equal to the lesser of $7.50 or 125% of the average closing price of the Common Stock as reported on Nasdaq for the five days preceding each anniversary of the issuance of such warrants. Such warrants are exercisable at any time prior to November 8, 2001.

     Lender Warrants. In connection with the financing arrangement entered into by Foreland with Energy Income Fund, Foreland has issued to Energy Income Fund warrants to purchase an aggregate of 1,500,000 shares of Common Stock at $6.00 per share. Such warrants are exercisable at any time prior to January 6, 2003.

     Options

     Foreland has issued and outstanding vested options to purchase up to 1,228,334 shares of Common Stock at a weighted average exercise price of $4.36 per share, including options to purchase 1,118,334 shares of Common Stock at a weighted average exercise price of $4.14 per share of Common Stock issued to executive officers, directors and employees of Foreland. In addition, Foreland has issued to employees and former employees of Foreland options to purchase up to 524,000 shares of Common Stock at a weighted average exercise price of $3.34 per share that are subject to vesting requirements.

     General

     Each of the foregoing warrants and options contain provisions that protect the holders thereof against dilution by adjustment in the number of shares of Common Stock purchasable on exercise of the warrants and options in certain events such as stock splits or stock dividends. In the event the number of warrant or option shares purchasable is increased, through the operation of the anti-dilution provisions, the exercise price will be reduced proportionately. Conversely, if the number of warrant or option shares purchasable is decreased, the exercise price will be increased proportionately.

                         REGISTRAR AND TRANSFER AGENT

     The registrar and transfer agent of Foreland's securities is Atlas Stock Transfer Corporation, 5899 South State Street, Salt Lake City, Utah 84107, telephone (801) 266-7151.



                              PLAN OF DISTRIBUTION


     The Selling Stockholders may sell their Common Stock from time to time directly to purchasers. Alternatively, the Selling Stockholders may, from time to time, offer the Common Stock for sale in the over-the-counter market through or to securities brokers or dealers that may receive compensation in the form of discounts, concessions, or commissions from the Selling Stockholders and/or the purchasers of Common Stock for whom they may act as agent. Any such sale of Common Stock by the Selling Stockholders must be accompanied by, or follow the delivery of, a prospectus filed with a current registration statement relating to the Common Stock being offered, unless the Selling Stockholders elects to rely on Rule 144 or another exemption from the registration requirements in connection with a particular transaction. The Selling Stockholders, and any dealers or brokers that participate in the distribution of the Common Stock, may be deemed to be "underwriters" as that term is defined in the Securities Act, and any profit on the sale of Common Stock by them and any discounts, commissions, or concessions received by any such dealers or brokers may be deemed to be underwriting discounts and commissions under the Securities Act.

     The Common Stock may be sold by the Selling Stockholders from time to time
(a) in one or more transactions at a fixed offering price, which may be changed,
(b) at prices that may vary through the period during which the securities may be offered, or (c) at such other prices as may be negotiated by the Selling Stockholders and the purchaser at the time of sale. Foreland does not intend to enter into any arrangement with any securities dealer concerning solicitation of offers to purchase the Common Stock.

     Foreland estimates that it will incur costs of approximately $23,000 in connection with this offering for legal, accounting, printing, and other costs related to the registration and sale of the shares of Common Stock. The Selling Stockholders will bear other separate costs incurred by them. Commissions or discounts paid in connection with the sale of securities by a Selling Stockholder will be determined by negotiations between such Selling Stockholder and the broker-dealer through or to which the securities are to be sold and may vary depending on the broker-dealers' commission or mark up schedule, the size of the transaction, and other factors.


                             LEGALITY OF SECURITIES

     The validity under the Nevada Revised Statutes of the Common Stock to be sold by the Selling Stockholder has been passed on for Foreland by Kruse, Landa & Maycock, L.L.C.


                                    EXPERTS

     The consolidated financial statements incorporated in this Prospectus by reference from Foreland's Annual Report on Form 10-K for the year ended December 31, 1997, and the financial statements of Foreland Refining Corporation incorporated by reference from the 8-K/A filed October 14, 1998, amending the Form 8-K dated August 12, 1998, have been audited by Hein + Associates LLP, certified public accountants, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon such report given on the authority of that firm as experts in accounting and auditing.

     The year end independent reserve report dated December 31, 1997, incorporated by reference into this Prospectus by reference from Foreland's Annual Report on Form 10-K for the year ended December 31, 1997, has been prepared by the firm of Malkewicz Hueni Associates, Inc., Golden, Colorado, as stated in its report, which is incorporated by reference and has been so incorporated by reference in reliance and upon such report given on the authority of that firm as experts in oil and gas engineering.

                                                    FORELAND CORPORATION
          TABLE OF CONTENTS

SECTION                        PAGE
SUMMARY AND INTRODUCTION..........5
RISK FACTORS.....................11
NO NET PROCEEDS..................20
DILUTION.........................20
SELLING STOCKHOLDERS.............21                 SHARES OF COMMON STOCK
DESCRIPTION OF SECURITIES........22
PLAN OF DISTRIBUTION.............25
LEGALITY OF SECURITIES...........25
EXPERTS..........................25

Investors should rely on the
information contained in this
prospectus.  Foreland has not                          PROSPECTUS
authorized anyone to provide
different information.  This
Prospectus does not constitute an
offer to sell or the solicitation of
an offer to buy any securities
covered by this Prospectus in any
state or other jurisdiction to any
person to whom it is unlawful to make
such offer or solicitation in such                   DECEMBER [  ], 1998
state or jurisdiction.

                                    PART  II
                     INFORMATION NOT REQUIRED IN PROSPECTUS
-------------------------------------------------------------------------------

             ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following are the estimated expenses in connection with the distribution of the securities being registered:

 Securities and Exchange Commission registration fee    $   1,700
 Legal fees.........................................        8,300
 State "blue sky" fees and expenses (including                  0
  attorneys' fees) .................................
 Accounting fees and expenses                               5,000
 Printing expenses..................................          500
 Listing fees.......................................        7,500
                                                        ---------
                                              Total     $  23,000
                                                        =========
     All expenses, except the Commission fees, are estimates.


     The Selling Shareholder will not bear any portion of the foregoing expenses, but will pay fees in connection with the sale of the Common Stock offered hereby in those transactions completed to or through securities broker and/or dealers in the form of markups, markdowns, or commissions.


              ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 78.037 and 78.751 of the Nevada Revised Statutes and "ARTICLE VII. INDEMNIFICATION OF DIRECTORS AND OFFICERS" of the Registrant's articles of incorporation provide for indemnification of the Registrant's directors and officers and the limitation of liability thereon in a variety of circumstances, which may include liabilities under the Securities Act of 1933, as amended.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is contrary to public policy as expressed in the Securities Act and, therefore, is unenforceable. (See "ITEM 17. UNDERTAKINGS.")



                               ITEM 16.  EXHIBITS

     Copies of the following documents are included as exhibits to this Registration Statement, pursuant to item 601 of regulation S-K.
EXHIBITS
              SEC
 EXHIBIT   REFERENCE
 NUMBER     NUMBER             TITLE OF DOCUMENT                   LOCATION
--------  ---------- -------------------------------------    ----------------
          Plan of Acquisition, Reorganization, Arrangement,
Item 2    Liquidation, or Succession
----------------------------------------------------------
2.01          2      Option and Purchase Agreement between     Incorporated by
                     Foreland Corporation and Petro Source      Reference(15)
                     Corporation respecting the purchase of
                     Petro Source Transportation dated
                     effective December 31, 1997
2.02          2      Amendment to Option and Purchase          Incorporated by
                     Agreement between Foreland                 Reference(17)
                     Corporation, Petro Source Corporation,
                     Foreland Refining Corporation and
                     Petrosource Transportation dated
                     August 11, 1998

Item 4.   Instruments Defining the Rights of Security Holders
-----------------------------------------------------------
4.01          4      Designation of Rights, Privileges, and    Incorporated by
                     Preferences of 1991 Series Preferred       Reference(1)
                     Stock
4.02          4      Designation of Rights, Privileges and     Incorporated by
                     Preferences of 1994 Series Convertible     Reference(2)
                     Preferred Stock
4.03          4      Designation of Rights, Privileges and     Incorporated by
                     Preferences of 1995 Series Convertible     Reference(6)
                     Preferred Stock
4.04          4      Designation of Rights, Privileges and     Incorporated by
                     Preferences of 1998 Series Convertible     Reference(16)
                     Preferred Stock
4.05          4      Form of Warrant Agreement between         Incorporated by
                     Foreland and Atlas Stock Transfer          Reference(14)
                     Corporation relating to N Warrants
4.06          4      Form of Rights Agreement dated            Incorporated by
                     effective April 12, 1997, between          Reference(12)
                     Foreland and Atlas Stock Transfer
                     Corporation
4.07          4      Warrant of Energy Income Fund, L.P.,      Incorporated by
                     dated January 6, 1998, to purchase         Reference(13)
                     750,000 shares of common stock at
                     $6.00 per share
4.08          4      Warrant of Energy Income Fund, L.P.,      Incorporated by
                     dated August 10, 1998 to purchase          Reference(16)
                     750,000 shares of common stock of
                     Foreland Corporation at $6.00 per
4.09          4      Registration Rights Agreement between     Incorporated by
                     Energy Income Fund, L.P., and Foreland     Reference(16)
                     Corporation, dated as of August 10,
                     1998

Item 5.Opinion re Legality
-----------------------------------------------------------
5.01          5      Opinion and Consent of Kruse, Landa       This Filing
                      & Maycock, L.L.C.

Item 10.Material Contracts
-----------------------------------------------------------
10.01        10     Option Agreement between N. Thomas      Incorporated by
                     Steele and Foreland Corporation,          Reference(5)
                     dated June 24, 1985**
10.02        10     Option Agreement between Grant          Incorporated by
                     Steele and Foreland Corporation,          Reference(5)
                     dated June 24, 1985**
10.03        10     Form of Options to directors dated      Incorporated by
                     April 30, 1991 with respect to            Reference(2)
                     options previously granted 1986**
10.04        10     Form of Stock Appreciation Rights       Incorporated by
                     Agreement between Foreland and            Reference(3)
                     officers, with related schedule**
10.05        10     Form of Nonqualified Stock Option       Incorporated by
                     between Foreland and unrelated third      Reference(3)
                     parties, with related schedule
10.06        10     Form of Promissory Notes relating to    Incorporated by
                     certain options exercised by              Reference(4)
                     officers, with related schedule
10.07        10     Form of Option granted pursuant to      Incorporated by
                     reload provisions of previously           Reference(4)
                     granted options with related
                     schedule**
10.08        10     Form of Registration Agreement          Incorporated by
                     relating to Units Consisting of 1995      Reference(6)
                     Series Preferred Stock and M
                     Warrants
10.09        10     Form of Registration Agreement          Incorporated by
                     relating to 1996 Series Convertible       Reference(7)
                     Preferred Stock
10.10        10     Form of Revised Executive Employment    Incorporated by
                     Agreement between Foreland and            Reference(8)
                     executive officers, with related
                     schedule**
10.11        10     Form of Nonqualified Stock Options      Incorporated by
                     granted to executive officers dated       Reference(8)
                     July 18, 1996, with related
                     schedule**
10.12        10     Form of Nonqualified Stock Options      Incorporated by
                     granted to executive officers in          Reference(8)
                     connection with employment
                     agreements, with related schedule**
10.13        10     Form of Nonqualified Stock Options      Incorporated by
                     granted to employees in connection        Reference(8)
                     with employment agreements, with
                     related schedule
10.14        10     Purchase and Sale Agreement dated       Incorporated by
                     November 14, 1996, Between Plains         Reference(9)
                     Petroleum Operating Company and
                     Eagle Springs Production Limited
                     Liability Company, respecting the
                     purchase of Plains' interest in the
                     Eagle Springs Field, with related
                     Assignment, Conveyance, and Bill of
                     Sale
10.15        10     Financing Agreement dated as of         Incorporated by
                     January 6, 1998, by and among             Reference(13)
                      Foreland, Eagle Springs Production
                      Limited Liability Company and Energy
                      Income Fund, L.P.
10.16        10      Refinancing Note dated as of January    Incorporated by
                      6, 1998, by Foreland and Eagle           Reference(13)
                      Springs Production Limited Liability
                      Company
10.17        10      Development Note dated as of January    Incorporated by
                      6, 1998, by Foreland and Eagle           Reference(13)
                      Springs Production Limited Liability
                      Company
10.18        10      Acquisition Note dated as of January    Incorporated by
                      6, 1998, by Foreland and Eagle           Reference(13)
                      Springs Production Limited Liability
                      Company
10.19        10      Deed of Trust, Security Agreement,      Incorporated by
                      Assignment of Production and             Reference(13)
                      Proceeds, Financing Statement and
                      Fixture Filing dated as of January 6,
                      1998, by and among Foreland, Eagle
                      Springs Production Limited Liability
                      Company, First American Title Company
                      of Nevada, and Energy Income Fund,
                      L.P.
10.20        10      Assignment of Overriding Royalty        Incorporated by
                      Interest dated effective as of           Reference(13)
                      January 1, 1998, of a 3% net revenue
                      interest from Foreland and Eagle
                      Springs Production Limited Liability
                      Company to Energy Income Fund, L.P.
10.21        10      Assignment of Overriding Royalty        Incorporated by
                      Interest dated effective as of           Reference(13)
                      January 1, 1998, of a 1% net revenue
                      interest from Foreland and Eagle
                      Springs Production Limited Liability
                      Company to Energy Income Fund, L.P.
10.22        10      Purchase and Sale Agreement dated       Incorporated by
                      effective December 31, 1998, between     Reference(15)
                      Foreland Corporation and Plains
                      Petroleum Operating Company
10.23        10      Purchase Contract Confirmation dated    Incorporated by
                      effective December 15, 1997, between     Reference(15)
                      Foreland Corporation and Petro Source
                      Refining Partners
10.24        10      First Amendment to Financing            Incorporated by
                      Agreement between Foreland               Reference(16)
                      Corporation, Eagle Springs Production
                      Limited Liability Company, Foreland
                      Refining Corporation, Foreland Asset
                      Corporation, Petrosource
                      Transportation, and Energy Income
                       Fund, L.P., dated August 10, 1998
10.25        10      Stock Purchase Agreement dated August   Incorporated by
                      10, 1998, between Energy Income Fund,    Reference(16)
                      L.P., and Foreland Corporation
10.26        10      First Allonge to Acquisition Note in    Incorporated by
                      the original principal amount of         Reference(16)
                      $2,327,000, dated as of August 10,
                      1998
10.27        10      First Allonge to Development Note in    Incorporated by
                      the original principal amount of         Reference(16)
                      $13,893,000, dated as of August 10,
                      1998
10.28        10      First Allonge to Refinancing Note in    Incorporated by
                      the original principal amount of         Reference(16)
                      $680,000, dated as of August 10, 1998
10.29        10      Environmental Indemnity Agreement       Incorporated by
                      between Petro Source Corporation,        Reference(16)
                      Petrosource Investments, Inc.,
                      Foreland Corporation, Foreland
                      Refining Corporation, Foreland Asset
                      Corporation, and Petrosource
                      Transportation dated August 11, 1998
10.31        10      Second Amendment to Deed of Trust,      Incorporated by
                      Security Agreement, Assignment of        Reference(16)
                      Production and Proceeds, Financing
                      Statement and Fixture Filing dated as
                      of August 11, 1998, by and among
                      Foreland Corporation, Eagle Springs
                      Production Limited Liability Company,
                      First American Title Company of
                      Nevada, and Energy Income Fund, L.P.*
10.32        10      Deed of Trust, Security Agreement,      Incorporated by
                      Assignment of Rents, Profits and         Reference(16)
                      Proceeds Financing Statement, and
                      Fixture Filing, dated August 11, 1998
                      from Foreland Corporation, Foreland
                      Refining Corporation, and Foreland
                      Asset Corporation

Item 23. Consents of Experts and Counsel
-----------------------------------------------------------
23.01        23      Consent of Kruse, Landa & Maycock,        See Item 5
                      L.L.C., counsel to Registrant
23.02        23      Consent of Hein + Associates LLP,         This Filing
                      certified public Accountants
23.03        23      Consent of Malkewicz Hueni                This Filing
                      Associates, Inc.

Item 24. Power of Attorney
-----------------------------------------------------------
24.01          24      Power of Attorney                     See Signature Page


(1) Incorporated by reference from Foreland's registration statement on form S-2, Commission file number 33-42828.
(2) Incorporated by reference from Foreland's registration statement on form S-1,Commission file number 33-81538
(3) Incorporated by reference from Foreland's registration statement on form S-2, Commission file number 33-64756.
(4) Incorporated by reference from Foreland's registration statement on form S-2, Commission file number 33-86076.
(5) Incorporated by reference from Foreland's annual report on form 10-K for the fiscal year ended December 31, 1985.
(6) Incorporated by reference from Foreland's annual report on form 10-K for the fiscal year ended December 31, 1994.
(7) Incorporated by reference from Foreland's registration statement on form S-3, Commission file number 333-3779.
(8) Incorporated by reference from Foreland's quarterly report on form 10-Q for the period ending September 30, 1996.
(9) Incorporated by reference from Foreland's interim report on form 8-K dated November 15, 1996.
(10) Incorporated by reference from Foreland's registration statement on form S-3, Commission file number 333-19063.
(11) Incorporated by reference from Foreland's annual report on form 10-K for the fiscal year ended December 31, 1996.
(12) Incorporated by reference from Foreland's interim report on form 8-K dated May 12, 1997.
(13) Incorporated by reference from Foreland's interim report on form 8-K dated January 6, 1998.
(14) Incorporated by reference from Foreland's registration statement on form S-2, Commission file number 333-28471.
(15) Incorporated by reference from Foreland's annual report on form 10-K for the fiscal year ended December 31, 1997.
(16) Incorporated by reference from Foreland's interim report on form 8-K dated August 12, 1998, as amended on Form 8-K/A filed October 26, 1998.

* OMITTED SCHEDULES AND SIMILAR ATTACHMENTS TO THIS EXHIBIT THAT ARE LISTED AND BRIEFLY IDENTIFIED WILL BE FURNISHED SUPPLEMENTALLY TO THE COMMISSION UPON REQUEST.
** IDENTIFIES EACH MANAGEMENT CONTRACT OR COMPENSATORY PLAN OR ARRANGEMENT
   REQUIRED TO BE FILED AS AN EXHIBIT.


                             ITEM 17.  UNDERTAKINGS

RULE 415 OFFERINGS: POST-EFFECTIVE AMENDMENTS.  [Regulation S-K, Item 512(a)]

     The undersigned Registrant will:

          (1) File, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          (2) For determining liability under the Securities Act, treat each post-effective amendment as a new Registration Statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

          (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

FILINGS INCORPORATING SUBSEQUENT EXCHANGE ACT DOCUMENTS BY REFERENCE [Regulation S-K, Item 512(b)]

      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. INCORPORATED ANNUAL AND QUARTERLY REPORTS [Regulation S-K, Item 512(e)]

      The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of rule 14a-3 or rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by article 3 of regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

INDEMNIFICATION.  [Regulation S-K, Item 512(h)]

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer, or controlling person of the small business issuer in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Lakewood, state of Colorado, on the 16th day of December, 1998.
                                          FORELAND CORPORATION
                                          (Registrant)

                                          By /s/ N. Thomas Steele, President

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints N. Thomas Steele and Bruce C. Decker, and each of them, with power of substitution, as his attorney-in-fact for him, in all capacities, to sign any amendments to this Registration Statement and to file the same with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitutes may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities indicated and on the 16th day of December , 1998.

/s/ N. Thomas Steele, Director and
President (Principal Executive Officer)

/s/ Dr. Grant Steele, Director

/s/ Bruce C. Decker, Director and Vice-
President of Operations

/s/ Lee B. Van Ramshorst, Director

/S/ Robert D. Gershen, Director

/s/ Don W. Treece (Principal Accounting
and Financial Officer)